December 22, 2025

Flora Growth Corp.

365 Bay Street, Suite 800

Toronto, Ontario M5H 2V1

Attention: Dany Vaiman, Chief Financial Officer

Dear Mr. Vaiman:

RE:	FLORA GROWTH CORP.

We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by Flora Growth Corp. (the "Corporation") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), relating to an aggregate of up to 1,506,892 common shares in the capital of the Corporation (the "Common Shares") issuable upon the valid exercise or redemption of awards (the "Awards") granted or to be granted pursuant to the Corporation's 2022 incentive compensation plan which was approved by the shareholders of the Corporation dated July 5, 2022, as amended on June 6, 2023, August 14, 2024 and December 19, 2025 (the "Plan").

In connection with rendering this opinion, we have reviewed:

1. the Registration Statement;

2. a resolution of the directors of the Corporation dated September 19, 2025 approving, among other matters, the issuance of the Common Shares; and

3. an officer's certificate of the Corporation dated as of the date hereof, confirming certain factual matters relating to the issuance of the Common Shares.

We have examined originals or copies of the articles and by-laws, as amended, of the Corporation and of such corporate records of the Corporation as we have deemed relevant or necessary as a basis for the opinions expressed herein

In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified or true copies.  We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

Other than the review of the documents named above in the course of our representation of the Corporation, we have not undertaken any special or independent investigation to determine the existence of such facts or circumstances, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Corporation in this transaction.

We are qualified to practise law only in the Province of Ontario. Our opinion below is limited to the existing laws of the Province of Ontario and the federal laws of Canada applicable therein as of the date of this opinion and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction. In particular, we express no opinion as to United States federal or state securities laws or any other laws, rule or regulation, federal or state, applicable to the Corporation.

In rendering the opinion below that the Common Shares issuable upon the valid exercise or redemption of Awards granted under the Plan will be "fully paid and non-assessable", such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Corporation by virtue of his, her or its status as holder of such shares, either in order to complete payment for the Common Shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy of any consideration received for such Common Shares.

Based and relying upon and subject to the foregoing and the qualifications expressed herein, we are of the opinion that the Common Shares, when issued upon the valid exercise or redemption of Awards in accordance with the terms of the Plan, including, in each case, receipt by the Corporation of payment in full for the Common Shares in respect of which such Awards are exercised or redeemed, as the case may be, will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the reference to the filing of this opinion with the SEC as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter is furnished to you at your request in accordance with the requirements of Item 8 of Form S-8 in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. No opinion is expressed as to the contents of the Registration Statement, other than the opinions expressly set forth herein. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ Fogler, Rubinoff LLP